EXHIBIT 5



			       December 7, 1995




The Midland Company
P.O. Box 1256
Cincinnati, Ohio   45201-1256

Gentlemen:

	In connection with the registration on Form S-3 of 100,000 shares of The Midland Company Common Stock under the Company's Dividend Reinvestment Plan, we are of the opinion that the shares will, when sold, be legally issued, fully paid and non-assessable.

						Very truly yours,

						COHEN, TODD, KITE & STANFORD



						By:s/William McD. Kite
						   William McD. Kite, Partner